Exhibit 99.1

Unique Fabricating Schedules 2016 Annual Meeting of Stockholders for June 8, 2016

AUBURN HILLS, Mich., February 16, 2016-- Unique Fabricating, Inc. ("Unique") (NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management for the automotive and industrial appliance market, today announced that its 2016 Annual Meeting of Stockholders will take place at the Company’s headquarters in Auburn Hills, Michigan on June 8, 2016 at 9 a.m. ET.
In addition, the Company announced that a record date has been established for its 2016 Annual Meeting of Stockholders. Unique Fabricating, Inc.’s stockholders of record at the close of business on April 11, 2016 will be entitled to notice of the annual meeting and to vote upon matters considered at the meeting. The close of business on April 3, 2016 is the deadline for stockholders to submit director nominations or stockholder proposals for presentation before the 2016 Annual Meeting of Stockholders. Any Unique stockholder who wishes to submit a director nomination or a stockholder proposal must deliver the information required by Unique’s bylaws in writing no later than April 3, 2016 to the attention of Unique’s Secretary, 800 Standard Parkway, Auburn Hills, Michigan 48326.

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company's solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, reaction injection molding, and fusion molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

Safe Harbor Statement
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements, are based on current expectations. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K, dated January 3, 2016, filed with the Securities and Exchange Commission pursuant to Rule 424(b) and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law.

Investor Contact: Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com